Exhibit 10.34

H&W Draft of August 1, 2012

AMENDMENT NO. 2

TO

THE 2006 INCENTIVE AWARD PLAN

OF

APARTMENT TRUST OF AMERICA, INC.

Apartment Trust of America, Inc., a Maryland corporation, has adopted this Amendment No. 2 to the 2006 Incentive Award Plan of Apartment Trust of America, Inc., as previously amended (the “Plan”) (formerly the 2006 Incentive Award Plan of NNN Apartment REIT, Inc.), effective this 27th day of July, 2012.

1.	Section 1.24 of the Plan is amended and restated in its entirety as follows:

1.24. “Ownership Limit” shall mean the ownership limit of not more than 7.0% of the outstanding shares of Common Stock (as defined in the Company’s Amended and Restated Articles of Incorporation, as amended and in effect from time to time, and as such ownership limit set forth therein may be modified from time to time in accordance with the provisions thereof) of the Company.

2.	The following is added to the Plan as a new Section 1.39:

1.39. “Related Plan” shall mean the Apartment Trust of America, Inc. 2012 Other-Equity Based Award Plan.

3.	Section 2.1(a) of the Plan is amended and restated in its entirety as follows:

(a) The shares of stock subject to Awards initially shall be Common Stock. Subject to adjustment as provided in Section 11.3, the aggregate number of such shares which may be issued upon exercise of such Options or rights or upon any such Awards under the Plan, together with the number of shares of Common Stock and LTIPs (as defined in the Related Plan) issued under the Related Plan, shall not exceed 2,000,000. The shares of Common Stock issuable upon exercise of such Options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares.

4.	Section 2.2 of the Plan is amended and restated in its entirety as follows:

2.2. Add-back of Options and Other Rights. If any Option, or other right to acquire shares of Common Stock under any other Award under the Plan or any award under the Related Plan, expires or is canceled without having been fully exercised, or is exercised in whole or in part for cash as permitted by the Plan or the Related Plan, the number of shares subject to such Option or other right but as to which such Option or other right was not exercised prior to its expiration, cancellation or exercise may again be optioned, granted or awarded hereunder or under the Related Plan, subject to the limitations of Section 2.1. Furthermore, any shares subject to Awards which are adjusted pursuant to Section 11.3 or Article VII of the Related Plan and become exercisable with respect to shares of stock of another corporation shall be considered cancelled and may again be optioned, granted or awarded hereunder or under the Related Plan, subject to the limitations of Section 2.1. Shares of Common Stock which are delivered by the Holder or withheld by the Company upon the exercise of any Award under the Plan or the Related Plan, in payment of the exercise price thereof or tax withholding thereon, may again be optioned, granted or awarded hereunder or under the Related Plan, subject to the limitations of Section 2.1. If any shares of Restricted Stock are surrendered by the Holder or repurchased by the Company pursuant to Section 7.5 or 7.6 hereof, such shares may again be optioned, granted or awarded hereunder or under the Related Plan, subject to the limitations of Section 2.1. Notwithstanding the provisions of this Section 2.2, no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

5.	All other provisions of the Plan shall remain the same.

I hereby certify that the foregoing Amendment No. 2 to the Plan was duly adopted by the Board of Directors of Apartment Trust of America, Inc. on July 27, 2012.

Executed on this             day of             , 2012.

Mechelle Lafon, Chief Financial Officer

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